UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                         ---------------------------


                                  FORM 8-K

                               CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




     Date of Report (Date of earliest event reported) December 29, 2000
                                                      -----------------




                       AMERICAN COUNTRY HOLDINGS INC.
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           (Exact name of registrant as specified in its charter)



     Delaware                      0-22922             06-0995978
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   (State or other               (Commission         (IRS Employer
   jurisdiction of               File Number)        Identification No.)



             222 N. LaSalle Street, Chicago, Illinois 60601-1105
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            (Address of principal executive offices)  (Zip Code)



      Registrant's telephone number, including area code (312) 456-2000
                                                         --------------





   Item 5.   Other Events.

        On November 30, 2000, American Country Holdings Inc. (the "Company") entered into an agency agreement with Janney Montgomery Scott LLC ("JMS"), as supplemented on December 21, 2000, for JMS to act as placement agent in connection with the Company's offer and sale of approximately $5,500,000 of units and preferred stock under Rule 506 of Regulation D (the "Offering"). Pursuant to the Offering, the Company sold 814,286 units, each comprised of one share of common stock, $.01 par value per share ("Common Stock"), and a five year common stock purchase warrant to purchase one share of Common Stock (the "Warrants" collectively, with the Common Stock, the "Units") at $1 per unit. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $1.925 on or prior to December 29, 2005. In addition, the Company sold 405,000 shares of newly-created Series A Convertible Preferred Stock, par value $.10 per share (the "Preferred Stock") at a stated value of ten dollars ($10) per share. The Company has received net proceeds, after deduction of the selling concessions and estimated offerings expenses, of approximately $5,245,000. According to the terms of the Unit Subscription Agreement and the Preferred Stock Subscription Agreement the Company is obligated to file a registration statement under the Securities Act of 1933, as amended, to register the Common Stock, the Warrants and the Common Stock underlying the Warrants included in the Units and the Common Stock underlying the Preferred Stock as soon as practicable but in no event later than January 29, 2001.

   Item 7.   Financial Statements, Pro Forma Financial Information and
             Exhibits.

             (a)-(b)   Not applicable.

             (c)  Exhibits.

             4.1 Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock

             99.1 Private Placement Memorandum





                                 SIGNATURES


             Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 AMERICAN COUNTRY HOLDINGS INC.
                                      (Registrant)



                                  /s/ JOHN A. DORE
                                 ---------------------------------------
                                 By:  John A. Dore
                                      Co-Chairman and Chief Executive
                                       Officer

   Date: January 12, 2001